Exhibit 10.1

Option Agreement

between

Mr. Kilian SAUERESSIG, born on 29 January 1969, resident at  Lünten Nork 123, 48691 Vreden

- hereinafter "the seller" -

and

Matthews International Corporation, Two NorthShore Center, Pittsburgh, USA,

- hereinafter "the buyer" -

Preamble

The following are the current limited partners in Saueressig GmbH & Co. KG, as entered in the Commercial Register of the Coesfeld Local Court under registration number HRB 3919:

-	Dipl.-Ing. Hans Kilian SAUERESSIG Capital contribution of €660,000 (22%)
-	Jakob Heinreich SAUERESSIG Capital contribution of €300,000 (10%)
-	Dipl.-Kfm. Jörg Christian SAUERESSIG Capital contribution of €700,000 (23.33%)
-	Karl-Wilhelm SAUERESSIG Capital contribution of €340,000 (11.33%)
-	Reinhart ZECH VON HYMMEN Capital contribution of €1,000,000 (33.33%)

On the basis of the SALES AND PURCHASE AGREEMENT concluded today, the limited partners Jakob Heinreich SAUERESSIG, Dipl.-Kfm. Jörg Christian SAUERESSIG, Karl-Wilhelm SAUERESSIG and Reinhart ZECH von HYMMEN have undertaken to transfer to the buyer their partnership interests, together with all partner rights relating to Saueressig GmbH & Co. KG as conferred by such shares.

The seller shall remain a participant as the limited partner in Saueressig GmbH & Co KG, in order to retain his influence on the business operations of the firm and to participate in future profits and in future growths in profit and appreciation.

In order to regulate a possible future transfer of the seller's limited partner share in Saueressig GmbH & Co. KG to the buyer, the parties conclude the following agreement:

§ 1
Purchase offer (put option)

1.
The buyer hereby irrevocably offers to the seller - such offer also being valid for his universal successors - to purchase the partnership interest in Saueressig GmbH & Co. KG held by the seller with a capital contribution of €660,000 (currently representing 22% of the total share capital) as registered in the Commercial Register, or the substituting interest, under company law, possibly made in its place (hereinafter also the "participation in a limited partnership" or the "limited partner's share").

2.
The purchase offer according to § 1 shall be subject to the condition precedent that the purchase and the assignment to the buyer of the limited partner's shares in Saueressig GmbH & Co. KG held by Mr. Jakob Heinreich SAUERESSIG, Mr. Jörg Christian SAUERESSIG (MBA), Mr. Karl-Wilhelm SAUERESSIG and Mr. Reinhart ZECH von HYMMEN, according to sales and purchase agreement concluded with today's date, are legally effective, and the buyer, or his subsidiary within the meaning of § 8 Para. 1 of this Agreement, is entered into the Commercial Register as limited partner.

3.
The purchase offer as per § 1 can be accepted also pro rata as of the end of each quarter-year (31.3.; 30.6.; 30.9.; 31.12.) however only as of 30.9.2010 at first. The acceptance of the offer is to be explained in writing and must reach the buyer at the latest six months before the day on which the transfer is to take place.

4.	Notwithstanding Para. 3 part 1, the offer as per Para. 1 can also be accepted to a quarter-year ending before 30.9.2010 if,

a.
insofar as the acceptance corresponds to at least 2.75% of the total limited liability capital (this currently corresponds to 12.5 % of the seller's limited partner share) and the acceptance of the offer encompasses, in total, in the period up 30.9.2013 not more than 25% of the seller's current limited partner share (this corresponds to 5.5 % of the total current limited liability capital of the firm), or

b.	a shareholder in Matthews International Corporation, Two NorthShore Center, PA 15212-5851, Pittsburgh, USA, holds more than 50% of all the shares in this Company;

c.
Joseph C. BARTOLACCI has ceased working as CEO or in a similar position of responsibility for Matthews International Corporation, Two NorthShore Center, PA 15212-5851, Pittsburgh, USA, for a period of at least 12 months; or

d.	The buyer contravenes seriously and sustained the rights of the seller from the shareholders agreement of the Saueressig GmbH + Co. KG, especially

-	the seller was not invited to a general meeting of members in which resolutions were adopted;

-	the buyer doesn’t meet the request of the seller to summon a shareholders’ meeting;

-	a resolution on the change of the articles of association against the seller's vote is to be made.

-	adoptions of resolutions as per § 9 Para. 3 of the Partnership Agreement are effected against the votes of the seller;

-	a general manager - with the exception of the seller himself - is appointed or discharged against the votes of the seller;

-	the seller as general manager is discharged without having breached his duties as general manager.

-	the position of the partners is impaired in the sense of the Holzmueller doctrine;

-	modification of the partnership agreements of the subsidiaries of Saueressig GmbH + Co. KG against the explicitly expressed wish of the seller.

5.
If the purchase offer is accepted pursuant to Para. 3 or Para. 4, the buyer and the seller shall be obligated to declare the assignment of the respective limited partner's share, with effect to the end of the relevant quarter-year, subject to a suspensory condition through entry of the change in the limited partner in the Commercial Register. The assignment has to- if necessary pro rata - include the total limited partner's accounts (capital accounts, loan accounts, private accounts).

§ 2
Purchase price (put option)

1.
As purchase price the seller shall receive an amount to the value of the part of the company value, within the meaning of clause 3, which corresponds to the share of the participating interest to be assigned as according to §1 Para. 5 relative to the total limited liability capital of Saueressig GmbH & Co. KG, for the total limited partner's share of 22 % held by the seller, but at least € 17,443,328 ("purchase price's lower limit") and at most € 31,443,328 ("purchase price' upper limit"). Should the sale take place pro-rata, then the purchase price’s lower limit and the purchase price’s upper limit shall be applicable corresponding to the amount of the assigned share.

2.	The purchase price’s upper limit shall not apply if

-
the purchase price according to Para. 1 exceeds the purchase price's upper limit by more than 17.5% and is based on the patents named in Annex 1 to this Agreement or those developed by the seller in the future, or

-
the buyer resells the shares acquired from the seller at a higher price to a third person within twelve months of the assignment according to § 1 Para 5. Applicable as purchase price’s upper limit then is the value corresponding to the purchase price obtained by the buyer.

3.
The value of the Company is taken as ten times ("multiplied by a factor of ten") the average EBIT for Saueressig GmbH & Co. KG in keeping with paragraph 5, (i), minus the consolidated liabilities of Saueressig GmbH & Co. KG as defined in Enclosure 3.2 (B) of the sales an purchase agreement, at the time the assignment takes effect, exceeding the sum of €10,000,000 as well as (ii) increased by the liquid means (cash) as defined in the Enclosure 3.2 (C) of the sales and purchase agreement, and (iii) minus the further sum of €1,556,672. If the mean EBIT of Saueressig GmbH & Co. KG is less than €10,000,000, the factor of ten shall be replaced with a factor of nine.

4.
The basis for the calculation of the value of the Company is the average EBIT for the two business years that ended before or on the key assignment date in accordance with § 1 Para. 5 (in the case of an assignment as at 30.9.2015, the balance sheets as at 30.9.2014 and 30.9.2015 shall form the basis, and for assignment as at 31.3.2011 the balance sheets for 30.9.2009 and 30.9.2010, whereby it is assumed that Saueressig GmbH & Co. KG changes its business year to the period 1.10 to 30.9 after the acquisition pursuant to § 1 Para. 2.

5.
EBIT is the operative result from standard business operations shown in the consolidated financial statements for Saueressig GmbH & Co. KG pursuant to § 275 Para. 2 No. 14 German Commercial Code (HGB), plus interest and similar expenses pursuant to § 275 Para. 2 No. 13 HGB.

6.
Should the assignment of the limited partner's share fall before 30.9.2013, the purchase price, except in the cases of § 1 Para. 4, amounts for the total limited partner's share of the seller (22% of the total limited liability capital), notwithstanding Para. 1, to € 14,826,829.

7.
In addition to the purchase price, the seller shall receive an amount to the level of his money-drawing interest on its member loan accounts and private accounts at the time of the assignment according to § 1 Para. 5. Should the assignment take place as per § 1 Para 4 pro-rata, then the corresponding pro-rata credit balance is to be credited.

8.
The purchase price and the payment according to Para. 7 shall be due on the day on which the assignment of the limited partner's share shall become effective (§ 1 Para. 5) and shall be payable to the value of purchase price's lower limit (Para. 1) or the fixed purchase price (Para. 6) with due date furthermore at the latest 3 months after due date but at the earliest with entry of the change in limited partner in the Commercial Register.

9.
The purchase price and the payment according to Para. 7 is to be charged interest on from the day of due date of the purchase price at 2 percentage points above the base rate valid on due date of the European Central Bank or at an interest rate replacing this. The interest payments shall be due and payable with the purchase price.

10.
If there is no agreement on the amount of the purchase price between the buyer and the seller at the latest up to when purchase price is payable, this shall be determined with binding effect for the parties by an audit company with international experience as an arbitrator. Should the parties not agree on an arbitrator, this person shall be determined by the Wirtschaftsprüfer e.V., Düsseldorf on request by the buyer or seller . The costs for the arbitrator and Institut der Wirtschaftsprüfer e.V., Düsseldorf shall be borne by the buyer and the seller based on the ratio between the prevailing and the defeated. The arbitrator shall determine the purchase price when in doubt on the basis of the balancing methods used by the firm up to 2007.

11.	Subsequent changes of the balance sheets which underlie the purchase price calculation - perhaps due to a tax audit - have no influence on the purchase price.

§ 3
Sale offer (call option)

1.
The seller hereby irrevocably offers to sell to the buyer - such offer also being valid for its universal successors - his partnership interest in Saueressig GmbH & Co. KG with a capital contribution of €660,000 (currently representing 22% of the total partnership capital) as registered in the Commercial Register. The seller shall impose this obligation on any singular successor, subject to the proviso that the latter in turn imposes the obligation on its singular successor.

2.
If the buyer declares that he accepts the sale offer in accordance with Para. 1, the buyer and the seller shall be obliged to declare the assignment in accordance with § 1 Para. 5. The acceptance shall be based on § 1 paragraph 3 with the proviso that the offer can be accepted only for all shares and on 30 September 2013 at the earliest.

3.	§ 1 paragraph 2 shall apply fort his offer mutatis mutandis.

§ 4
Purchase price (call option)

In the event of the call option being exercised in accordance with § 3, § 2 shall apply mutatis mutandis for the purchase price.

§ 5
Securities

1.
As security for the claims for payment of the purchase price from the exercise of the call or put option, the buyer shall provide an absolute suretyship of €8,500,000 and hereby assigns the share in Saueressig GmbH &Co KG that it acquired through the Sale and Purchase Agreement to the seller, who hereby accepts the assignment.

2.
If the buyer fails to meet its obligations under the terms of this Agreement, the seller shall be entitled, following prior written notice. in first step to satisfy his claims from the absolute suretyship and if this doesn’t lead to total satisfaction, in second step to sell the company shares on the free market or otherwise to utilize the company shares; exaggerated proceeds shall be due to the buyer. Until such time, the buyer itself shall be entitled to exercise all rights and obligations from the Company share. In particular, the buyer shall be entitled to participate in the profit and loss from the share until such time as the security right is exercised.

3.
The security assignment shall end on payment of the purchase price in accordance with § 2 or § 4 of this Agreement or with setting up an additional primary bank security for € 8,900,00. Once the purchase price has been paid in full, the share in Saueressig GmbH & Co KG shall be deemed assigned to buyer. The surety document is to be granted in reverse.

§ 6
Warranties - Compensation

1.
The seller warrants to the buyer in the form of an independent guarantee pursuant to § 311 Para. 1 German Civil Code (BGB) that the partnership interest in Saueressig GmbH & Co. KG held by the seller with a capital contribution of €660,000 (22%) is legally justified, fully paid up, not reduced by losses or withdrawals, and not encumbered by any obligatory or in rem third-party rights. In particular, there are no rights of pre-emption, rights of use, trust relationships, typical or atypical sub-participations, other options, voting arrangements, or other third-party rights affecting the purchase of the share.

2.
The seller warrants to the buyer in the form of an independent guarantee pursuant to § 311 Para. 1 German Civil Code (BGB) that the Articles of Association of Saueressig GmbH & Co. KG of 27 September 2004 attached as Annex 2 herewith are the currently valid version of the Articles of Association of Saueressig GmbH & Co. KG. If there are any changes to the Articles of Association of Saueressig GmbH & Co. KG (except § 12 Para. 4) before the effective date of the assignment of the partnership interests of Jakob Heinreich SAUERESSIG, Dipl.-Kfm. Jörg Christian SAUERESSIG, Karl-Wilhelm SAUERESSIG and Reinhart ZECH von HYMMEN to the buyer, or if provisions in the Articles of Association of 27 September 2004 should be formally invalid, the seller shall exercise his shareholder rights in Saueressig GmbH & Co. KG to ensure that the Articles of Association revert to the status of 27.9.2004 in respect of individual or all provisions, at the buyer's discretion.

3.	The buyer shall not be entitled to further warranty claims

4.
For the duration of two years calculated from the point in time at which he retired from the company as limited partner, the seller obligates himself to observe the restraint clause in keeping with § 5 paragraphs (2) and (3) of the partnership agreement which the parties have agreed upon on 25th February 2008.

The seller undertakes to declare irrevocably that he renounces any compensation payments which may accrue for his benefit on account of the retirement as a limited partner from Saueressig GmbH & Co. KG or by the retirement from the management of Saueressig GmbH & Co. KG or from a company rendered in Annex 1.3 and 1.4 of the company purchase contract on the basis of a subsequent restraint clause. The parties are in agreement that the subsequently agreed restraint clause is compensated by the purchase price to the paid on the basis of this contract.

§ 7
Costs and taxes

1.
The profit taxes (e.g. income tax, trade tax, corporate tax) payable from the exercise of the options shall be borne by the person or company for whom the taxes legally accrue. If profit tax is payable from the exercise of the option right at the level of Saueressig GmbH & Co KG, the seller shall repay such taxes to the Company.

2.
Should with the conclusion and implementation of this Agreement real estate transfer tax arise, this shall be borne by the buyer. The parties shall each bear half of any other costs or taxes arising from the conclusion and execution of this Agreement. Each party shall individually bear the costs for consulting services.

3.
Should any services provided in connection with this Agreement be subject to and charged VAT, the remuneration to be paid under the terms of this Agreement shall be increased by the legal amount of VAT.

§ 8
Other provisions

1.
All of the rights and duties set out in this Agreement apply in turn for the relevant legal successor(s) to the contracting parties, unless a different arrangement has been made in this Agreement. The buyer has in addition the right to assign at any time the total rights and duties from this Agreement to another company in which the buyer is directly or indirectly participated up to more than 75% (subsidiary). The buyer or his successor in title shall be entitled to transfer the shares in Saueressig GmbH + Co. KG to a subsidiary.

2.
Should the legal form of Saueressig GmbH & Co KG change or it is merged onto another legal holder, or the size of the limited liability capital of the seller is changed, then the above agreements made shall apply for the new or changed shares correspondingly.

3.
Changes and additions to the present Agreement may only be made in writing, and, where required, they shall be notarized. All declarations that are to be made in accordance with the terms of the present Agreement shall be made in writing.

4.
The seller on the one hand, and the buyer on the other, each appoint for the other party the person named below with registered address in Germany, who shall be entitled at all times to make and accept any declarations for the party in question pursuant to or in connection with the present Agreement. This authorization shall apply until the end of the 14th day after the party in question has notified the other party of the appointment of a different representative with registered address in Germany, and exercising the same rights. A change of address for the representative shall be binding for the other party only 14 days after it has been informed of the said change.

Authorized receiving agent for the seller:

Mr. Kilian SAUERESSIG
Lünten Nork 123
D-48691 Vreden
Germany
Fax: +49 (2564) 12 420

With copy to:

Allen & Overy LLP
Thomas AUSTMANN
Rheinisches Palais
Breite Strasse 27
D-40213 Düsseldorf
Germany
Fax: +49 (211) 28 06 7601

_____________________________________________

Authorized receiving agent for the buyer:

Matthews International Corporation
Brain D. WALTERS, Esq. (Legal Counsel)
Two NorthShore Center
Pittsburgh
Pennsylvania 15222
USA
Fax: 001 (412) 442-8290

With copy to:

Streck Mack Schwedhelm
Dr. Heinz-Willi KAMPS
Wilhelm-Schlombs-Allee 7-11
D-50858 Köln (Junkersdorf)
Germany
Fax: +49 (221) 49 29 299

_____________________________________________

5.	In derogation of § 10 Para. 3 of the Sale and Purchase Agreement, the parties agree that

a.
the seller can withdraw his credit balance amount, shown in the consolidated accounts of Saueressig GmbH & Co. KG on 31.12.2007, on his partner loan and private accounts after the expiry of fourteen days after the entry into force of the conditions as per §1 Para. 2 and the buyer funds the company with the necessary liquidity for this, and

b.
from the business year 2008 onwards, 55% of the profit shall be credited to the loan accounts and only 45% to the private accounts of the partners. If a partner proves that the personal income tax (without trade tax) resulting from his stake in Saueressig GmbH & Co. KG is higher than the amount which was credited to his private account, then a correspondingly higher percentage rate is to be credited to the private account in respect of all partners.

6.
The seller shall be obligated on request of the seller to implement jointly with the buyer a US federal income tax coordination according to Treasury Regulation 301.7701-1 which permits the buyer to classify Saueressig GmbH & Co KG, according to its choice of taxation according to US federal law, either as an incorporated or unincorporated firm that is not subject to corporation tax. The buyer shall release the seller from any disadvantages which ensue for the seller.

§ 9
Severability clause

1.
The provisions of this Agreement shall apply mutatis mutandis in the event of a change in the legal status of Saueressig GmbH & Co. KG. Should any arrangement affecting Saueressig GmbH & Co. KG or its general partner conflict with the application of the provisions set out in this Agreement, the buyer and the seller shall find a new provision that matches the sense and intent of the original provision.

2.
If any part of this Agreement should be or prove invalid or illegal, the invalid or illegal provision shall be replaced by a suitable replacement reflecting the spirit of this Agreement, one that the contracting parties might be assumed to have agreed had they been aware of the omission. The invalidity or illegality shall be without prejudice to the remaining provisions in this Agreement.

3.	The present Agreement is subject to German law.

4.
Any disputes between the parties in connection with the present document shall be finally decided by an arbitration court excluding the jurisdiction of the courts. The arbitration court shall also decide on claims that have been set off in this context. The language of the arbitration process shall be German, and the venue for the arbitration process Düsseldorf. In all other instances, Articles 1025 ff. German Code of Civil Procedure (ZPO) shall apply.

Düsseldorf, date 25.2.2008

________________________                                                                _____________________________
(Kilian SAUERESSIG)                                                                (Matthews International Corporation)